Filed Pursuant to Rule 433
Registration Statement Nos. 333-167092 and 333-167092-01
November 16, 2011

FINAL TERM SHEET

U.S.$650,000,000 1.800% Notes due 2016:

Issuer:	Statoil ASA (“Statoil”).
Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).
Title:	1.800% Notes due 2016 (the “2016 Notes”).
Total initial principal amount:	$650,000,000
Settlement Date:	November 23, 2011 (T+5)
Maturity Date:	November 23, 2016
Day Count:	30/360
Day Count Convention:	Following unadjusted.
Coupon:	1.800% per annum.
Date interest starts accruing:	November 23, 2011
Interest Payment Dates:	May 23 and November 23 of each year, subject to the Day Count Convention, commencing May 23, 2012.
Public offering price:	Per 2016 Note: 99.838%; Total: $648,947,000
Proceeds after the underwriting discount:	Per 2016 Note: 99.488%; Total: $646,672,000
Treasury benchmark:	1.000% due October 2016
Benchmark Treasury yield:	0.884%
Spread to Treasury benchmark:	95 bps
Re-offer yield:	1.834%
Make-Whole Spread:	15 bps
Joint-Book Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
CUSIP Number:	85771PAD4
ISIN:	US85771PAD42

 Confidential

U.S.$750,000,000 3.150% Notes due 2022:

Issuer:	Statoil ASA (“Statoil”).
Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).
Title:	3.150% Notes due 2022 (the “2022 Notes”).
Total initial principal amount:	$750,000,000
Settlement Date:	November 23, 2011 (T+5)
Maturity Date:	January 23, 2022
Day Count:	30/360
Day Count Convention:	Following unadjusted.
Coupon:	3.150% per annum.
Date interest starts accruing:	November 23, 2011
Interest Payment Dates:	January 23 and July 23 of each year, subject to the Day Count Convention, commencing January 23, 2012. Short first coupon.
Public offering price:	Per 2022 Note: 99.830%; Total: $748,725,000
Proceeds after the underwriting discount:	Per 2022 Note: 99.380%; Total: $745,350,000
Treasury benchmark:	2.000% due November 2021
Benchmark Treasury yield:	2.000%
Spread to Treasury benchmark:	117 bps
Re-offer yield:	3.170%
Make-Whole Spread:	20 bps
Joint-Book Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
CUSIP Number:	85771P AF9
ISIN:	US85771PAF99

U.S.$350,000,000 4.250% Notes due 2041:

Issuer:	Statoil ASA (“Statoil”).
Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).
Title:	4.250% Notes due 2041 (the “2041 Notes”).
Total initial principal amount:	$350,000,000
Settlement Date:	November 23, 2011 (T+5)
Maturity Date:	November 23, 2041
Day Count:	30/360
Day Count Convention:	Following unadjusted.
Coupon:	4.250% per annum.
Date interest starts accruing:	November 23, 2011
Interest Payment Dates:	May 23 and November 23 of each year, subject to the Day Count Convention, commencing May 23, 2012.
Public offering price:	Per 2041 Note: 100%; Total: $350,000,000
Proceeds after the underwriting discount:	Per 2041 Note: 99.125%; Total: $346,937,500
Treasury benchmark:	3.750% due August 2041
Benchmark Treasury yield:	3.000%
Spread to Treasury benchmark:	125 bps
Re-offer yield:	4.250%
Make-Whole Spread:	20 bps
Joint-Book Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
CUSIP Number:	85771P AE2
ISIN	US85771PAE25

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Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Notes prior to the third business day before the delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify any alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of the Notes who wish to make such trades should consult their own advisor.

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The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by (i) calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 (ii) calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or (iii) calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.